SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2003 (May 20, 2003)

SIMEX TECHNOLOGIES, INC.

Delaware	0-26599	58-265647

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID No.)

2890 Normandy Drive, N.W., Atlanta, Georgia 30305

(Address of principal executive offices)

404-580-8152

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 1.      Changes in Control of Registrant.

          As a result of the share exchange transaction with Probity Investigations, Inc. (“Probity”) and the issuance of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock in connection therewith (discussed in Item 2 - Acquisition or Disposition of Assets), a change in the control of the Company has occurred. As a result of the foregoing, the former shareholders of Probity own the following number of shares of the Company’s capital stock: Gary Todd Redding, 10,316,995 shares of Common Stock, 897,625 shares of Series B Preferred Stock; Wooju Communications Co., Inc., 6,877,997 shares of Common Stock, 928,006 shares of Series A Preferred Stock, 598,417 shares of Series B Preferred Stock; Eutopean Enterprises, LLC, 2,436,016 shares of Common Stock. Each share of Series B Preferred Stock is entitled to ten votes on all matters on which the shares of Common Stock are entitled to vote. As of the date of the closing of the share exchange transaction, the former shareholders of Probity collectively controlled approximately 67.6% of the voting power of the Company.

          In addition, upon completion of the share exchange transaction, Gary Todd Redding, L. Scott Demerau and Kyu Hung Jang were elected to the Board of Directors of the Company, and therefore, the former shareholders of Probity, or persons associated therewith, control three-fifth’s of the Company’s Board of Directors.

Item 2.      Acquisition or Disposition of Assets.

          On May 20, 2003, the Company acquired all of the outstanding stock of Probity Investigations, Inc., a holding company with two operating subsidiaries, Kyros, LLC and Remote Business Management, LLC pursuant to the terms of a Share Exchange Agreement dated as of May 20, 2003. In consideration for all of outstanding shares of stock of Probity, the Company issued to the shareholders of Probity 19,631,008 shares of its common stock and 1,496,042 shares of its newly-authorized Series B Voting Convertible Preferred Stock, the latter of which automatically converts into ten (10) shares of common stock for each share of Series B Preferred Stock in two years. The Company also issued 928,006 shares of is newly-authorized Series A Convertible Preferred Stock to one of the shareholders of Probity in exchange for the cancellation of approximately $1.8 million of indebtedness owed to such shareholder by an operating subsidiary of Probity. Each share of the Series A Preferred Stock is convertible into ten (10) shares of the Company’s common stock in one year. All of the Company’s shares issued to the shareholders of Probity in exchange for their shares in Probity are subject to a two-year lock-up agreement.

          The products distributed and sold by Kyros, LLC are manufactured by Wooju Communications and include integrated digital security systems and video recorders utilized by commercial businesses for security and surveillance. Remote Business Management coordinates the installation of the security systems for retail customers. Kyros has an exclusive distribution agreement with Wooju Communications for the United States.

Item 7. Financial Statements and Exhibits.

          (a)     Financial Statements of Business Acquired

          To be filed by amendment within 60 days of the date that this report is due.

(b)	Exhibits

2.1	Agreement to Exchange Stock by and among SIMEX Technologies, Inc. and the Stockholders of Probity Investigations, Inc., dated as of May 20, 2003.

3.1	Certificate of Designations, Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the Series A Preferred Stock.

3.2	Certificate of Designations, Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the Series B Preferred Stock.

9.1	Stockholders Agreement dated as of May 20, 2003.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SIMEX Technologies, Inc. (Registrant)

Dated: June 4, 2003	By	/s/ Kjell Jagelid

Kjell Jagelid, Chief Executive Officer